Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statement Nos. 333-193001, 333-263991, and 333-267382 on Form S-8 of our report dated June 20, 2024 (June 20, 2025, as to the immaterial correction of an error described in Note 2 and the retrospective application of the adoption of ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures, as described in Notes 2 and 16), relating to the consolidated financial statements of Smith & Wesson Brands, Inc. appearing in this Annual Report on Form 10-K for the year ended April 30, 2025.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

June 20, 2025